JOHN HANCOCK FUNDS II 601 Congress Street Boston, Massachusetts 02210-2805

August 3, 2010

Dear Shareholder:

     Enclosed is the Information Statement of John Hancock Funds II (“JHF II”) regarding a new subadvisory agreement with QS Investors, LLC (“QS Investors”) for each of the following series or funds of JHF II: the five Lifestyle Portfolios, the nine Lifecycle Portfolios and the All Cap Core Fund (collectively, the “funds”).

     QS Investors succeeded Deutsche Investment Management Americas Inc. (“DIMA”) as subadviser to the funds effective August 1, 2010. Under the new subadvisory agreement, QS Investors provides, as DIMA formerly provided, manager optimization services for the Lifestyle and Lifecycle Portfolios and asset management services for the All Cap Core Fund. MFC Global Investment Management (U.S.A.) Limited has provided and continues to provide asset management services for the Lifestyle and Lifecycle Portfolios as principal subadviser.

     The Board of Trustees of JHF II approved the new subadvisory agreement with QS Investors in anticipation of its organization by members of DIMA’s Quantitative Strategies Group as a new firm separate and independent from DIMA. The personnel of DIMA’s Quantitative Strategies Group who provided subadvisory services to the funds are expected to continue to provide such services as personnel of QS Investors. The new subadvisory agreement with QS Investors is not expected to result in any reduction in the level or quality of subadvisory services provided to, or any increase in the advisory or subadvisory fee rates for, the funds.

Please note that no action is required on your part regarding the new subadvisory agreement.  The enclosed Information Statement provides information about the new subadvisory agreement and QS Investors.

     If you have any questions regarding the Information Statement, please contact a John Hancock Funds Customer Service Representative at 1-800-225-5291.

Sincerely, /s/ Thomas M. Kinzler Thomas M. Kinzler Secretary John Hancock Funds II

JOHN HANCOCK FUNDS II 601 Congress Street Boston, Massachusetts 02210-2805 -----------------------------------

INFORMATION STATEMENT NEW SUBADVISORY AGREEMENT FOR THE LIFESTYLE AND LIFECYCLE PORTFOLIOS AND THE ALL CAP CORE FUND -----------------------------------

INTRODUCTION

     This Information Statement provides notice of and information regarding a new subadvisory agreement with QS Investors, LLC (“QS Investors”) for each of the following series or funds of John Hancock Funds II (“JHF II”) (collectively, the “funds”):

  the Lifestyle Aggressive Portfolio, Lifestyle Balanced Portfolio, Lifestyle Conservative Portfolio, Lifestyle Growth Portfolio and Lifestyle Moderate Portfolio (the “Lifestyle Portfolios”);
  the Lifecycle 2010 Portfolio, Lifecycle 2015 Portfolio, Lifecycle 2020 Portfolio, Lifecycle 2025 Portfolio, Lifecycle 2030 Portfolio, Lifecycle 2035 Portfolio, Lifecycle 2040 Portfolio, Lifecycle 2045 Portfolio and Lifecycle 2050 Portfolio (the “Lifecycle Portfolios”); and
  the All Cap Core Fund.

     This Information Statement is first being mailed to shareholders of the funds on or about August 3, 2010.

     JHF II. JHF II is a no-load, open-end management investment company, commonly known as a mutual fund, registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The shares of JHF II are divided into separate series or funds.

     Investment Management. John Hancock Investment Management Services, LLC (the “Adviser”) serves as investment adviser to JHF II and the funds. Pursuant to an investment advisory agreement with JHF II, the Adviser is responsible for, among other things, administering the business and affairs of JHF II and selecting, contracting with, compensating and monitoring the performance of the investment subadvisers that manage the investment of the assets of the funds or provide other subadvisory services pursuant to subadvisory agreements with the Adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Distributor. John Hancock Funds, LLC (the “Distributor”) serves as JHF II’s distributor.

     The offices of the Adviser and the Distributor are located at 601 Congress Street, Boston, Massachu-setts 02210. Their ultimate parent entity is Manulife Financial Corporation (“MFC”), a publicly traded company based in Toronto, Canada. MFC and its subsidiaries operate as “Manulife Financial” in Canada and Asia and primarily as “John Hancock” in the United States.

     Pursuant to an order received from the Securities and Exchange Commission (“SEC”), the Adviser is permitted to appoint a new subadviser for a fund or change the terms of a subadvisory agreement (including subadvisory fees) without obtaining shareholder approval, provided that the subadviser is not an affiliate of the Adviser. Because the new subadvisory agreement described in this Information Statement does not involve a subadviser that is affiliated with the Adviser for purposes of the SEC order, JHF II is not required to obtain shareholder approval of, and is not requesting that shareholders vote or send a proxy regarding, the new subadvisory agreement.

     Annual and Semi-Annual Reports. JHF II will furnish, without charge, a copy of its most recent annual and semi-annual reports to any shareholder or variable contract owner upon request. To obtain a report, please call JHF II at 1-800-225-5291.

NEW SUBADVISORY AGREEMENT FOR THE LIFESTYLE AND LIFECYCLE PORTFOLIOS AND THE ALL CAP CORE FUND

     At its meeting held on June 25, 2010, the Board of Trustees of JHF II (the “Board” or “Trustees”), including all the Trustees who are not “interested persons” (as defined in the 1940 Act) of JHF II or the Adviser (the “Independent Trustees”), approved a new subadvisory agreement appointing QS Investors, LLC as subadviser for the Lifestyle Portfolios, Lifecycle Portfolios and All Cap Core Fund. QS Investors succeeded Deutsche Investment Management Americas Inc. (“DIMA”) as subadviser to the funds. The new subadvisory agreement with QS Investors became effective, and the prior subadvisory agreements with DIMA terminated, on August 1, 2010.

     Under the new subadvisory agreement and as more fully described below, QS Investors provides, as DIMA formerly provided, manager optimization services for the Lifestyle and Lifecycle Portfolios and asset management services for the All Cap Core Fund. MFC Global Investment Management (U.S.A.) Limited (“MFC Global (U.S.A.)”), an affiliate of the Adviser, has provided and continues to provide asset management services to the Lifestyle and Lifecycle Portfolios as principal subadviser.

     The Board approved the new subadvisory agreement with QS Investors in anticipation of its organization by members of DIMA’s Quantitative Strategies Group as a new firm separate and independent from DIMA. The new subadvisory agreement is not expected to result in any reduction in the level or quality of subadvisory services provided to, or any increase in the advisory or subadvisory fee rates for, the funds. Moreover, the investment personnel who formerly provided subadvisory services to the funds for DIMA are expected to continue to provide such services to the funds as personnel of QS Investors.

     QS Investors serves as subadviser for all of the funds pursuant to the new subadvisory agreement which is dated August 1, 2010. DIMA served as subadviser pursuant to separate subadvisory agreements for the (i) Lifestyle and Lifecycle Portfolios and (ii) All Cap Core Fund. The prior DIMA subadvisory agreement for the Lifestyle and Lifecycle Portfolios, dated January 1, 2010, and the prior DIMA subadvisory agreement for the All Cap Core Fund, dated October 17, 2005 (and most recently amended April 28, 2006), were most recently approved by the Board (including a majority of the Independent Trustees) at its June 25, 2010 meeting in connection with its annual review and continuance of such agreements. For convenience, the two prior DIMA subadvisory agreements are referred to herein as the “prior subadvisory agreement.”

     The expenses of the preparation and mailing of this Information Statement are being paid by the Adviser.

QS Investors

     QS Investors is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act. The principal offices of QS Investors are located at 880 Third Avenue, New York, New York 10022.

     Effective August 1, 2010, QS Investors also became the subadviser to the Lifestyle Trusts, Lifecycle Trusts and All Cap Core Trust of John Hancock Trust (“JHT”), which is also advised by the Adviser.

New Subadvisory Agreement

     The principal responsibilities of QS Investors under the new subadvisory agreement and of DIMA under the prior subadvisory agreement are substantially the same. As described below, these responsibilities differ for: (i) the Lifestyle and Lifecycle Portfolios and (ii) the All Cap Core Fund. For convenience, QS Investors and DIMA are collectively referred to below as the “subadviser.”

     The Lifestyle and Lifecycle Portfolios operate as funds of funds and invest in other “underlying funds.” At the fund-of-funds level, they are managed by MFC Global (U.S.A.). With respect to these funds, the subadviser implements a manager optimization process by which it seeks to optimize the funds’ investments by providing certain information and services. These include preparing probability and statistical analyses of prospective and historical performance of current and prospective underlying funds and consulting regarding proposed investment allocations among such funds.

     With respect to the All Cap Core Fund, the subadviser manages the day-to-day investment and reinvestment of the assets of the fund, subject to the supervision of the Board and the Adviser, and formulates a continuous investment program for the fund consistent with its investment objective and policies. The subadviser implements such program by purchases and sales of securities and regularly reports thereon to the Board and the Adviser.

     The other terms of the new and prior subadvisory agreements are substantially similar and are the same with respect to subadviser compensation. The terms of the agreements, including certain differences, are described below under “Description of Prior and New Subadvisory Agreements.”

     Subadviser Compensation. As compensation for their services under the new and prior subadvisory agreements, QS Investors is paid, and DIMA was paid, a subadvisory fee with respect to each fund. Subadvisory fees are paid by the Adviser, not by the fund. Subadvisory fees are accrued daily and paid monthly.

     Under both agreements: (i) the subadvisory fee for each of the Lifestyle and Lifecycle Portfolios is stated as a percentage of the fund’s average annual net assets; and (ii) the subadvisory fee for the All Cap Core Fund is determined by applying the daily equivalent of an annual fee rate to the net assets of the fund. The annual fee rate for the All Cap Core Fund is calculated each day by applying the annual percentage rates (including breakpoints) in the table below to the applicable portions of Aggregate Net Assets and dividing the sum so determined by Aggregate Net Assets. “Aggregate Net Assets” include the net assets of the All Cap Core Fund and of the JHT All Cap Core Trust, but only for the period during which the subadviser serves as such to both funds.

     The following table sets forth the schedule of the annual percentage rates of the subadvisory fee for each fund under the new and prior subadvisory agreements. As indicated, the rates are the same under both agreements.

Subadvisory Fees – New and Prior Subadvisory Agreements

Fund	Rates
Each Lifestyle Portfolio	0.005% of average annual net assets.

Each Lifecycle Portfolio All Cap Core Fund	0.005% of average annual net assets. 0.350% of the first $500 million of Aggregate Net Assets; and 0.300% of the excess over $500 million of Aggregate Net Assets.

     For the fiscal year ended August 31, 2009 (December 31, 2009 for the Lifestyle Portfolios), the Adviser paid DIMA for each of the funds the subadvisory fee set forth in the table below. If the new subadvisory agreement with QS Investors had been in effect for that period, the subadvisory fee for each fund would have been the same.

Fund	Subadvisory Fee	Fund	Subadvisory Fee
Lifestyle Aggressive Portfolio	$ 333,602	Lifecycle 2025 Portfolio	$ 163,964
Lifestyle Balanced Portfolio	$1,244,122	Lifecycle 2030 Portfolio	$ 131,132
Lifestyle Conservative Portfolio	$ 254,268	Lifecycle 2035 Portfolio	$ 98,994
Lifestyle Growth Portfolio	$1,369,227	Lifecycle 2040 Portfolio	$ 71,524
Lifestyle Moderate Portfolio	$ 329,252	Lifecycle 2045 Portfolio	$ 65,760
Lifecycle 2010 Portfolio	$ 60,972	Lifecycle 2050 Portfolio	(1)
Lifecycle 2015 Portfolio	$ 125,162	All Cap Core Fund	$1,303,931
Lifecycle 2020 Portfolio	$ 163,113

(1) No subadvisory fees were paid with respect to the Lifecycle 2050 Portfolio during the fiscal year ended August 31, 2009 because this fund had not yet commenced operations.

Board Consideration of New Subadvisory Agreement

     The Board, including the Independent Trustees, is responsible for approving the Adviser’s selection of fund subadvisers and approving the funds’ subadvisory agreements, their periodic continuation and any amendments. Consistent with SEC rules, the Board regularly evaluates JHF II’s subadvisory arrangements, including consideration of the factors listed below. The Board may also consider other factors (including conditions and trends prevailing generally in the economy, the securities markets and the industry) and does not treat any single factor as determinative, and each Trustee may attribute different weights to different factors. The Board is furnished with an analysis of its fiduciary obligations in connection with its evaluation and, throughout the evaluation process, the Board is assisted by counsel for JHF II and the Independent Trustees are also separately assisted by independent legal counsel. The factors considered by the Board with respect to each fund are:

1.	the nature, extent and quality of the services to be provided by the subadviser to the fund;
2.	the investment performance of the fund and its subadviser;
3.	the extent to which economies of scale would be realized as a fund grows and whether fee levels reflect these economies of scale for the benefit of fund shareholders;
4.	the costs of the services to be provided and the profits to be realized by the subadviser from its relationship with JHF II; and
5.	comparative services rendered and comparative subadvisory fee rates.

     With respect to its evaluation of subadvisory agreements with entities that are not affiliated with the Adviser, the Board believes that, in view of JHF II’s “manager-of-managers” advisory structure, the costs of the services to be provided and the profits to be realized by those subadvisers that are not affiliated with the Adviser from their relationship with JHF II, generally, are not a material factor in the Board’s consideration of these subadvisory agreements because such fees are paid to subadvisers by the Adviser and not by the funds and because the Board relies on the ability of the Adviser to negotiate such subadvisory fees at arm’s-length.

     In evaluating subadvisory arrangements, the Board also considers other material business relationships that unaffiliated subadvisers and their affiliates have with the Adviser or its affiliates, including the involvement by certain affiliates of certain subadvisers in the distribution of financial products, including shares of JHF II, offered by the Adviser and other affiliates of the Adviser (“Material Relationships”).

In making its determination and with reference to the factors that it considers, the Board reviews:

1.	information relating to the subadviser’s business, including current subadvisory services to JHF II (and other funds in the John Hancock family of funds);
2.	the performance of the fund and the performance of other JHF II and JHT funds managed by the subadviser;
3.	the subadvisory fee for the fund, including any breakpoints; and

4.	information relating to the nature and scope of Material Relationships and their significance to the Adviser and the subadviser.

     The Board approved the new subadvisory agreement with QS Investors for the Lifestyle Portfolios, Lifecycle Portfolios and All Cap Core Fund at its meeting on June 25, 2010. Particular considerations of the Board in approving the new subadvisory agreement included the following:

     1. QS Investors will in effect succeed to the operations of DIMA, the prior subadviser, and is expected to provide at least the same level and quality of subadvisory services to the funds;

     2. The personnel of DIMA who have provided subadvisory services to the funds are expected to continue to provide such services as personnel of QS Investors, and the Board is generally satisfied with their skill and experience in performing such services, including, with respect to the Lifestyle and Lifecycle Portfolios, the manager optimization process, and with the performance of the funds;

     3. The subadvisory fee rates with respect to the funds under the new subadvisory agreement are (i) the product of arm’s-length negotiation between the Adviser and QS Investors, (ii) within industry norms and (iii) the same as the subadvisory fee rates under the prior subadvisory agreement with DIMA. In addition, the subadvisory fee for each fund is paid by the Adviser and not by the fund; and

4. Any subadvisory fee breakpoints are reflected as breakpoints in the advisory fee rates for the funds.

     In addition, the Board reviewed the subadvisory fee to be paid to QS Investors with respect to each of the Lifestyle and Lifecycle Portfolios, which operate as funds of funds and invest in underlying funds, and concluded, with respect to each such fund of funds, that the subadvisory fee is based on services provided that are in addition to, rather than duplicative of, the services provided pursuant to the advisory agreements for the underlying funds and that the additional services are necessary because of the differences between the investment policies, strategies and techniques of the fund of funds and those of its underlying funds.

Additional Information about QS Investors

     Management. The managing members and principal executive officers of QS Investors, and the principal occupation of each, are listed below. The address of each such person is c/o QS Investors, LLC, 880 Third Avenue, New York, New York 10022. QS Investors is 100% employee-owned. Its managing members have a controlling interest.

Name Janet Campagna	Principal Occupation Managing Member and Chief Executive Officer (former Head of Quantitative Strategies Group at DIMA)
James Norman	Managing Member and President (former Head of Quantitative Strategies Qualitative Alpha Research at DIMA)
Tom Rose Daniel Homan	Chief Financial Officer Chief Operating Officer (former Quantitative Strategies Business Manager at DIMA)
Steven Ducker	Chief Compliance Risk Officer (former Head of Investment Advisory Compliance at DIMA)
Rosemary Macedo	Managing Member and Chief Investment Officer (former Head of Quantitative Equity Research at DIMA)
Marco Veissid	Managing Member and Head of Client Service, Client Development and Marketing
Robert Wang	Managing Member and Head of Portfolio Implementation (former Head of Quantitative Strategies Portfolio management at DIMA)

     Similar Investment Companies Subadvised by QS Investors. QS Investors currently acts as subadviser to the following registered investment companies or series thereof having similar investment objectives and policies to those of the respective funds as indicated below. The table below also states the approximate size of each such fund as of December 31, 2009 and the current advisory or subadvisory fee rates for each fund as a percentage of average daily net assets or as otherwise stated.

Funds similar to the Lifestyle Portfolios:
(for which QS Investors provides manager optimization services)
Net Assets
Name of Fund	as of 12/31/09	Advisory or Subadvisory Fee Rate
JHT Lifestyle Trusts (1)	$31,173,585,932	0.005% of average annual net assets.

Funds similar to the Lifecycle Portfolios:
(for which QS Investors provides manager optimization services)
Net Assets
Name of Fund	as of 12/31/09	Advisory or Subadvisory Fee Rate
JHT Lifecycle Trusts (1) (2)	(2)	0.005% of average annual net assets.

Fund similar to the All Cap Core Fund:
(for which QS Investors provides asset management services)
Net Assets
Name of Fund	as of 12/31/09	Advisory or Subadvisory Fee Rate
JHT All Cap Core Trust (1) (3)	$361,753,980	0.350% of the first $500 million of
		Aggregate Net Assets; and 0.300% of the
		excess over $500 million of Aggregate Net
________________		Assets. (3)

(1) QS Investors commenced providing subadvisory services to these funds effective August 1, 2010.
(2) The JHT Lifecycle Trusts had not commenced operations as of December 31, 2009.
(3) The subadvisory fee is determined on the basis of the Aggregate Net Assets of the JHF II All Cap Core Fund and
the JHT All Cap Core Trust.

Description of Prior and New Subadvisory Agreements

     The terms of the prior and new subadvisory agreements are substantially similar and are described below. For convenience, and except when noting differences between the agreements, the agreements are generally, collectively referred to as the “subadvisory agreement” and the subadvisers are generally, collectively referred to as the “subadviser.”

     Duties of the Subadviser. As described above, the principal responsibilities of the subadviser differ for: (i) the Lifestyle and Lifecycle Portfolios and (ii) the All Cap Core Fund.

     Lifestyle and Lifecycle Portfolios. With respect to the Lifestyle and Lifecycle Portfolios, which operate as funds of funds and invest in other underlying funds, the subadviser implements its manager optimization process by which it seeks to optimize the funds’ investments by providing certain information and services. These include preparing probability and statistical analyses of prospective and historical performance of current and prospective underlying funds and consulting regarding proposed investment allocations among such funds.

     All Cap Core Fund. With respect to the All Cap Core Fund, the subadviser directly manages the investment and reinvestment of the assets of the fund, subject to the supervision of the Board and the Adviser, and formulates a continuous investment program for the fund consistent with its investment objective and policies as described in the then current registration statement of JHF II. The subadviser implements such program by purchases and sales of securities and regularly reports thereon to the Board and the Adviser. The subadviser selects brokers and dealers to effect all transactions, places all necessary orders with brokers, dealers, or issuers and negotiates brokerage commissions if applicable. The subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either the particular transaction or the subadviser’s overall responsibilities with respect to accounts managed by the subadviser. The subadviser may use for the benefit of its other clients and make available to its affiliated companies the brokerage and research services obtained from brokers or dealers as described above.

     The subadviser agrees to vote all proxies received in connection with securities held by the fund in accordance with JHF II’s proxy voting policies and guidelines, which policies and guidelines incorporate the subadviser’s own internal proxy voting policies and guidelines.

     All Funds. For all the funds, the subadviser, at its expense, furnishes all necessary: (i) investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the conduct of the investment affairs of the fund.

     The prior subadvisory agreement with DIMA, but not the new subadvisory agreement with QS Investors, permits the subadviser to delegate its services under the agreement to one of its affiliates.

     Term. The subadvisory agreement initially continues in effect for a period of no more than two years from the later of the date of its execution or its approval by the Board and thereafter only if such continuance is specifically approved at least annually either: (a) by the Trustees, or (b) by the vote of a “majority of the outstanding voting securities” of the fund (as defined by the 1940 Act). In either event, such continuance must also be approved by the vote of a majority of the Independent Trustees.

     Any required shareholder approval of any continuance of the subadvisory agreement is effective with respect to the fund if a majority of the outstanding voting securities of the fund votes to approve such continuance even if such continuance may not have been approved by a majority of the outstanding voting securities of: (a) any other fund affected by the agreement, or (b) all of the funds of JHF II.

     If the outstanding voting securities of the fund fail to approve any continuance of the subadvisory agreement, the subadviser will continue to act as subadviser with respect to the fund pending the required approval of the continuance of the agreement or a new agreement with either the subadviser or a different subadviser, or other definitive action.

     Termination. The subadvisory agreement provides that it may be terminated at any time without the payment of any penalty on 60 days’ written notice to the other party or parties to the agreement and, as applicable, to JHF II. The following parties or others may terminate the agreement:

  the Board of Trustees of JHF II;
  the holders of a majority of the outstanding voting securities of the fund;
  the Adviser; and
  the subadviser.

The subadvisory agreement will automatically terminate in the event of its assignment.

     Amendments. The subadvisory agreement may be amended by the parties to the agreement provided the amendment is approved by the vote of a majority of the Trustees and by the vote of a majority of the Independent Trustees. Any required shareholder approval of any amendment will be effective with respect to the fund if a majority of the outstanding voting securities of the fund votes to approve the amendment, even if the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the funds of JHF II.

     As described above, pursuant to an SEC order and with respect to subadvisers that are not affiliates of JHF II or the Adviser, the Adviser is permitted to appoint a new subadviser for a fund or change the terms of a subadvisory agreement (including subadvisory fees) without obtaining shareholder approval. JHF II is therefore able to engage non-affiliated subadvisers from time to time without the expense and delays associated with holding a meeting of shareholders.

     Liability of Subadviser. Neither the subadviser nor any of its directors (in the case of DIMA) or managing members (in the case of QS Investors), officers or employees will be liable to the Adviser or JHF II for any error of judgment or mistake of law or for any loss suffered by the Adviser or JHF II resulting from its acts or omissions as subadviser to the fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the duties of the subadviser.

     Consultation with Subadvisers to the Funds. Consistent with Rule 17a-10 under the 1940 Act, the subadvisory agreement prohibits the subadviser from consulting with the following entities concerning transactions for a fund in securities or other assets: (a) other subadvisers to the fund, (b) subadvisers to other funds and (c) subadvisers to funds under common control with the fund.

     Confidentiality of JHF II Portfolio Holdings. The subadviser is required to treat JHF II portfolio holdings as confidential and to prohibit its employees from trading on such confidential information.

     Compliance Policies. The subadviser agrees to provide the Adviser with its written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. Throughout the term of the agreement, the subadviser will provide the Adviser with information relating to various compliance matters including material changes in the Compliance Policies and information and access to personnel and resources that the Adviser may reasonably request to enable JHF II to comply with Rule 38a-1 under the 1940 Act.